                                                                    EXHIBIT 2(a)



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                    LEGGETT & PLATT, INCORPORATED, OR ASSIGNS

                                    AS BUYER

                                       AND

                            LACLEDE MID AMERICA, INC.

                            AND LACLEDE STEEL COMPANY

                                    AS SELLER

                                TABLE OF CONTENTS

1.  PURCHASE AND SALE.................................................................1
      1.1..........................................................."Assets" To Be Sold 1
      1.2...............................................................Excluded Assets 3
      1.3................................................................Purchase Price 3
      1.4................................Payment of Estimated Purchase Price at Closing 3
      1.5........................................Determination of Actual Purchase Price 4
      1.6.................................................Inventory Valuation Procedure 4
      1.7.....................................................Assumption of Liabilities 4
      1.8.......................................................Assumption of Contracts 5


2.  REPRESENTATIONS AND WARRANTIES OF SELLER AND
      SHAREHOLDER.....................................................................5
      2.1..................................................................Organization 5
      2.2.............................Financial Statements, Obligations and Liabilities 5
      2.3.....................................................Absence of Certain Events 5
      2.4.........................................................................Taxes 6
      2.5.....................................................................Contracts 6
      2.6......................................................Receivables and Payables 7
      2.7.....................................................................Inventory 7
      2.8.........................................................Intellectual Property 7
      2.9.................................................................Real Property 8
      2.10.............................................Title to and Condition of Assets 9
      2.11......................................................Customers and Suppliers 9
      2.12....................................................................Employees 9
      2.13.......................................................Employee Benefit Plans 10
      2.14...............................................................Employee Funds 10
      2.15.........................................................Compliance With Laws 10
      2.16...................................Authorization; Binding Effect; No Conflict 10
      2.17...................................................................Litigation 11
      2.18............................................................Books and Records 11
      2.19........................................................Environmental Matters 11
      2.20............................................................Product Liability 12
      2.21.........................................................Capital Expenditures 12
      2.22...................................................................Affiliates 12
      2.23.....................................................Arms-Length Transactions 12
      2.24.......................................................Stand-Alone Operations 12
      2.25...................................................................Disclosure 13
      2.26..............................................Business with Nucor Corporation 13


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
3.  BUYER'S REPRESENTATIONS AND WARRANTIES...........................................13
      3.1.....................................................Organization and Standing 13
      3.2.............Authorization; Binding Effect; No Conflict With Other Instruments 13


4.  COVENANTS........................................................................14
      4.1...................................................................Full Access 14
      4.2.......................................................Conduct of the Business 14
      4.3....................................Preservation of Business and Relationships 14
      4.4...................................................................Exclusivity 14
      4.5.............................................Actions to Effect the Transaction 15
      4.6...............................................................Title Insurance 15
      4.7......................................................................Consents 15
      4.8.................................................Sales, Use and Transfer Taxes 15
      4.9........................................................Affiliate Transactions 15
      4.10...........................................Noncompetition and Confidentiality 15
      4.11.....................................................Casualty or Condemnation 16


5.  CONDITIONS PRECEDENT TO PERFORMANCE OF BUYER.....................................17
      5.1....................................................No Material Adverse Change 17
      5.2......................................Opinion of Counsel; Officer Certificates 17
      5.3............................................................Third Party Action 17
      5.4................................................................Affiliate Debt 17
      5.5.................................................................Due Diligence 17
      5.6......................................................................Consents 17
      5.7.....................................................................Schedules 17
      5.8................................License Agreement with Sugita/Royalty Payments 17
      5.9........................................................................Survey 18


6.  MUTUAL CONDITIONS PRECEDENT TO PERFORMANCE.......................................18
      6.1.......................................Representations, Warranties & Covenants 18
      6.2.....................................................Approval of Documentation 18
      6.3............................................HSR Act; Bankruptcy Court Approval 18


7.  CLOSING..........................................................................18
      7.1........................................................Closing Date and Place 18
      7.2................................Seller's and Shareholder's Closing Obligations 19
      7.3...................................................Buyer's Closing Obligations 19



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
8.  MISCELLANEOUS....................................................................20
      8.1........................................................Employment Obligations 20
      8.2............................................Governing Law; Situs of Litigation 20
      8.3........................................................Exhibits and Schedules 20
      8.4................................................Entire Agreement; Construction 21
      8.5...........................................................Survival; Knowledge 21
      8.6...............................................................Indemnification 21
      8.7.............................................Collection of Accounts Receivable 23
      8.8....................................................Substitution of Subsidiary 24
      8.9................................................................Bulk Sales Law 24
      8.10.....................................................Counterparts; Telecopier 24
      8.11.....................................................................Expenses 24
      8.12.........................................................Public Announcements 24
      8.13...................................................Confidentiality Agreements 24
      8.14......................................................................Notices 24
      8.15.........................................................Post-Closing Actions 25
      8.16..................................................................Arbitration 25
      8.17...............................................................Binding Effect 25
      8.18............................................................Fees and Expenses 25
      8.19...................................Specific Performance and Injunctive Relief 25
      8.20.................................................................Severability 26
      8.21.............................................................Failure or Delay 26
      8.22....................................................Amendment or Modification 26

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "Agreement"), dated December 5, 2000, is made among LACLEDE MID AMERICA, INC., an Indiana corporation (the "Seller" or the "Company"), LACLEDE STEEL COMPANY, a Delaware corporation and the majority shareholder of Seller (the "Shareholder"), and LEGGETT & PLATT, INCORPORATED, a Missouri corporation, or its assigns (the "Buyer").

                                    RECITALS

         A. Seller is the owner of a wire mill production facility located in Fremont, Indiana.

         B. Shareholder is the owner of 96.66% of the common voting stock of Seller.

         C. Seller and Shareholder are currently the subject of Chapter 11 bankruptcy proceedings pending in the United States Bankruptcy Court, Eastern District of Missouri, Eastern Division, known as Case Number 98-53121-399 (the "Bankruptcy Proceedings").

         D. Buyer desires to purchase, and Seller and Shareholder desire to sell, certain property used in or necessary to the operation of the business of Seller, which includes but is not limited to the manufacture of high carbon hard drawn wire, carbon oil tempered wire and alloy oil tempered wire (the "Business"). Accordingly, in consideration of the premises and other good and valuable consideration, the parties intending to be legally bound, agree as follows:

                              1. PURCHASE AND SALE

         1.1 "Assets" To Be Sold. On the Closing Date, Seller shall sell, convey, assign, deliver and transfer to Buyer, and Buyer shall buy and take possession of all right, title and interest in and to, all real, personal, tangible, intangible, contingent and other properties, rights and other assets of any kind owned by Seller and used or usable in, or necessary to the operation or administration of, the Business (collectively, the "Assets"), except the Excluded Assets (as defined in Section 1.2). The Assets include, without limitation, the following:

             (a) Receivables. All accounts, notes and other receivables which are not due from employees or affiliates of Seller ("Receivables").

             (b) Inventories. All raw materials, work-in-process, finished goods, supplies and parts inventory ("Inventories").

             (c) Personal Property. All other tangible personal property (excluding Inventories) owned ("Tangible Personal Property"), including without limitation all equipment, machinery, tools, vehicles, office furniture and fixtures described on Schedule 1.1(c).

             (d) Real Property. All the real property owned or held, including without limitation land, leasehold interests, buildings, improvements, rights-of-way, easements and other real property interests or rights ("Real Property"), including without limitation those items set forth on Schedule 1.1(d).

             (e) Records. Copies of all accounting and operating ledgers, assets ledgers, inventory records, budgets, customer lists, customer credit information, supplier lists, technical data, sales literature, correspondence, computer printouts, books, notes, files and all other accounting and operating records and other graphic or electronically stored operating and financial information ("Records").

             (f) Intellectual Property. All trademarks, trade names, service marks, internet domain names and web sites, copyrights, patents, patent applications, inventions, formulas, trade secrets, know-how, designs, processes and similar intangibles ("Intellectual Property"), including without limitation those items listed on Schedule 1.1(f). Seller agrees that Buyer shall have the right to use the name "Laclede Mid America" and similar names used in the Business for a reasonable period of time after the Closing to transition the Business to Buyer.

             (g) Permits. All governmental licenses, permits, variances, consents and approvals ("Governmental Permits"), including without limitation those listed on Schedule 1.1(g), to the extent transferable.

             (h) Licenses. All rights under licenses to or from third parties (the "Licenses"), including without limitation those listed on
         Schedule 1.1(h).

             (i) Purchase Commitments. All rights under customer purchase orders, including but not limited to those listed on Schedule 1.1(i), and all rights under those contract commitments or sales contracts with vendors or suppliers specifically listed on Schedule 1.1(i) (collectively, the "Purchase Commitments").

             (j) Equipment Leases. All rights under those equipment leases listed on Schedule 1.1(j) (the "Equipment Leases"). Schedule 1.1(j) contains a list of all leased equipment, machinery, tools, vehicles and other personal property ("Leased Personal Property") leased pursuant to the Equipment Leases, which list denotes the type of lease under which such property is leased (i.e. capital lease, equipment lease, etc.).

             (k)    Contracts.  All rights under those contracts listed on
         Schedule 1.1(k) (the "Assumed Contracts"). Schedule 1.1(k) contains a list of all the Assumed Contracts.

             (l) Other. All: (i) interests in any partnership or joint venture, if any; (ii) business claims and demands of Seller arising after November 30, 1998; (iii) rights associated with any liability to be assumed by Buyer under this Agreement; (iv)


                                       2



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         restrictive covenants and other obligations of present and former employees of Seller; and (v) deposits and prepaid expenses acceptable to Buyer.

         1.2 Excluded Assets. The Assets shall not include the following assets (the "Excluded Assets"): (i) cash and cash equivalents (other than deposits and funds included as Assets); (ii) rights of Seller under this Agreement; (iii) Tax records and returns of Seller; (iv) intercompany receivables; (v) ten (10) 55-gallon oil drums of miscellaneous new and used oils and five (5) totes of an experimental quench oil; and (vi) those assets described on Schedule 1.2. Seller agrees that it will remove, prior to Closing, the above-referenced oil drums and totes.

         1.3 Purchase Price. The purchase price (the "Purchase Price") shall be $24,500,000.00 less the amount of Debt, if any, assumed by Buyer, subject to adjustment as provided below. The Purchase Price will be adjusted downward, on a dollar for dollar basis, to the extent the Net Assets at Closing is less than $19,844,373.00 (the "Target Amount"). "Debt" means all debt, debt equivalents, and other interest-bearing obligations, including without limitation, prepayment penalties or premiums, capitalized leases, accrued interest, accounts payable that bear interest, and all pension obligations. "Net Assets" is equal to the book value of (i) the Assets minus (ii) Assumed Liabilities. An example calculation of the Net Assets as of September 30, 2000 is shown on Exhibit 1.3.

              The parties shall use their best efforts to agree to an allocation, no later than 60 days after finalization of the Closing Balance Sheet (as defined in Section 1.5), of the amount of the Purchase Price plus the Assumed Liabilities among the Assets in accordance with Section 1060 of the Internal Revenue Code. To the extent the parties agree to such allocation, Buyer and Seller each shall file their federal and state income tax returns (and Form 8594, if applicable) on the basis of such allocation. Neither Buyer nor Seller shall take a tax return position inconsistent with such allocation unless such position arises from or through an audit or other inquiry or examination by the Internal Revenue Service or other government authority. In the event that the parties are unable to agree to an allocation of the amount of the Purchase Price plus the Assumed Liabilities among the Assets, then, in accordance with Section 1060 of the Code, each party shall separately file their federal and state income tax returns (and Form 8594, if applicable) on the basis of each party's allocation.

         1.4 Payment of Estimated Purchase Price at Closing. Five business days prior to the Closing Date, the parties shall jointly prepare an estimate of the Purchase Price (the "Estimated Purchase Price"), which shall be set out on a schedule. The Estimated Purchase Price shall be distributed by Buyer at Closing as follows:

              (i) $300,000.00 (the "Holdback Amount") to be withheld by Buyer pending determination of the post-closing adjustment described in Section 1.5;

              (ii) $300,000.00 (the "Additional Holdback Amount") to be retained by Buyer for a period of twelve (12) months after Closing to secure the indemnification obligations of Seller and Shareholder described in Section 8.6 and the collection of accounts receivable as described in Section 8.7; and




                                      3

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              (iii) The balance of the Estimated Purchase Price (the "Initial
Payment") to be paid to Seller at Closing by wire transfer of immediately-available funds, to an account designated by Seller.

         1.5 Determination of Actual Purchase Price. Within ninety (90) days after the Closing Date, the parties will jointly prepare a balance sheet reflecting the book value of the Assets and the Assumed Liabilities as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles ("GAAP") and will be used to calculate the actual Purchase Price. If the Purchase Price is less than the Estimated Purchase Price, the Holdback Amount will be reduced and paid to Buyer to the extent of the difference, and the balance of the Holdback Amount will be paid to the Seller. If the Holdback Amount is not sufficient to pay the difference, Seller and the Shareholder will pay the amount of such deficiency in cash and Buyer will be paid the entire Holdback Amount. If the Purchase Price is greater than the Estimated Purchase Price, Buyer will pay in cash to the Seller (i) the difference and (ii) the entire Holdback Amount. In either case the payments owing under this Section 1.5 shall be made within 5 days after final determination of the Net Assets and the Purchase Price.

         1.6 Inventory Valuation Procedure. In preparing the Closing Balance Sheet, Inventories shall be valued in accordance with GAAP, at the lower of cost or market. Any items of inventory that are obsolete, defective or not useable or saleable in the ordinary course of business shall be assigned a salvage or scrap value. The valuation of Inventories at the Closing is to be based upon the good faith estimate of Buyer and Seller of the saleable Inventories expected to be on hand as of the close of business on the Closing Date and is to be adjusted based on the results of a physical count of the saleable Inventories to be conducted on the Closing Date. On the Closing Date, Buyer will, at Buyer's expense, conduct an inventory count for purposes of calculating the Inventories as of the Closing Date. Seller's representative may also, at Seller's expense, participate in such count. Verification and valuation of the saleable Inventories shall be completed within ninety (90) days of Closing as described in Section 1.5.

         1.7 Assumption of Liabilities. Buyer shall assume no liabilities, obligations or duties except (i) normal post-petition trade payables and (ii) post-petition non-interest bearing accrued liabilities incurred in the ordinary course of business, all of which will be listed or accrued on the Closing Balance Sheet (the "Assumed Liabilities"). Other than Assumed Liabilities, Buyer shall not be liable for, and Buyer does not assume or agree to pay, perform or discharge any debt, claim, lien, obligation, duty, contract, agreement, tax or liability, known or unknown, contingent or otherwise of any kind or nature, including without limitation those relating to the Assets or the Business, environmental matters, employee benefit plans, labor union matters, employee severance, pensions, product liability, taxes and the like ("Other Claims"). Seller and the Shareholder hereby indemnify Buyer against any and all Other Claims.



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         1.8  Assumption of Contracts. On the Closing Date, Buyer shall also assume Seller's obligations and duties under the Purchase Commitments, the Equipment Leases and the Assumed Contracts.

      2. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

         Seller and Shareholder, jointly and severally, make the following representations and warranties to Buyer on the date hereof:

         2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Indiana. Seller is duly qualified and in good standing in each jurisdiction where the conduct of its business requires it to be so qualified, all of which jurisdictions are listed on Schedule 2.1.

         2.2 Financial Statements, Obligations and Liabilities. "Financial Statements" means the following financial statements of the Seller: (i) the unaudited annual statements for the fiscal years ending December 31, 1996, December 31, 1997, the nine months ending September 30, 1998, and the fiscal year ending September 30, 1999, and (ii) unaudited interim statements attached as Schedule 2.2A for the 12 month period beginning October 1, 1999, and ending September 30, 2000, and the one month period beginning October 1, 2000 and ending October 31, 2000. Except as set forth on Schedule 2.2B, the Financial Statements (i) were prepared in the ordinary course of business from the regular financial books and records of the Seller in accordance with generally accepted accounting principles ("GAAP") consistently followed throughout the periods indicated (provided that the unaudited statements are subject to normal year end adjustments which would not be material in amount or effect and do not include notes) and (ii) present fairly the financial position, results of operations, and cash flows of the Seller at the dates and for the periods indicated.

         Seller has no debt, liability or obligation (whether accrued, absolute, contingent, by guarantee, indemnity or otherwise) nor has there been any occurrence which involves potential liability of the Seller, in any case where any such debt, liability or obligation could validly be asserted against Buyer, except those (i) disclosed in the Financial Statements or (ii) incurred in the ordinary course of business since the date of the most recent balance sheet included in the Interim Statements (the "Interim Balance Sheet Date"), which liabilities do not relate to any breach of contract, breach of warranty, tort infringement, product liability, environmental matter or any alleged violation of law. All debts included with the Assumed Liabilities may be prepaid at any time without penalty or premium.

         2.3 Absence of Certain Events. Since January 1, 2000 (i) Seller has conducted the Business only in the ordinary and usual course in the context of the Bankruptcy Proceedings and in substantially the same manner as previously conducted during the pendency of the Bankruptcy Proceedings; and (ii) there has not been any event, circumstance or condition that has had, or is reasonably likely to have, a material adverse effect on the financial condition, business, cash flow, assets, liabilities or prospects of the Business.

         2.4 Taxes. Except as provided in Schedule 2.4, within the times and in the manner prescribed by law, Seller has filed all Tax returns and has withheld and paid all Taxes due and payable. All Tax returns of Seller provided to Buyer or its representatives are accurate and complete. The provision made for Taxes on the Closing Balance Sheet will be sufficient for the payment of all unpaid Taxes to the extent the failure to pay any such Taxes could result in liability to Buyer or the imposition of a lien or encumbrance on the Assets. All present disputes, if any, as to Taxes or any Tax liens on the Assets are set forth and briefly described on Schedule 2.4 attached hereto and incorporated herein by reference. There are no outstanding agreements or waivers extending dates for filing, payment, assessment or reassessment or extending the statutes or other periods of limitation applicable to any Tax or Tax return of Seller. Except as provided in Schedule 2.4, there is no legal proceeding, audit, assessment, reassessment or request for information in progress, pending or threatened directly involving the business of Seller in respect of taxes nor are there any issues under discussion with any taxing authority relating to any matters which could result in claims for additional taxes. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under ss.280G of the Internal Revenue Code of 1986, as amended. Neither the Seller nor the Shareholder is a party to any Tax allocation or sharing agreement with any party other than Seller, Shareholder or Laclede Chain Manufacturing Company ("Laclede Chain"). The Seller has no liability for the taxes of any person or entity, under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, other than as a member of an affiliated group of which Shareholder is the common parent.

              "Tax" or "Taxes" means all taxes or liens, including any interest, fines, penalties or other additions to tax, which the Seller is required to pay, withhold or collect (including without limitation all income or profits taxes, payroll and employee withholding taxes, capital taxes, unemployment insurance, social security or welfare taxes, goods and service taxes, sales and use taxes, ad valorem taxes, value-added taxes, excise taxes, import and customs duties, surcharges, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, worker's compensation, pension premiums and other governmental charges, and other similar obligations).

         2.5 Contracts. Schedule 2.5 accurately lists and briefly describes all written and oral contracts, agreements, leases and other legally binding commitments which individually contemplate or involve total payments by or to Seller of more than $10,000.00 or the consequences of a default or termination of which could have a material adverse effect on Seller and in either case have not been rejected by Seller in connection with the Bankruptcy Proceedings ("Contracts"), separated according to the categories set forth on such Schedule. Except as set forth on Schedule 2.5(t), all Contracts are valid and in full force with no default or breach by Seller or Shareholder to such Contracts and, to the knowledge of Seller and Shareholder, with no default or breach by the other party to such Contracts. Except as set forth on Schedule 2.5(t), to the knowledge of Seller and Shareholder, no event, failure, condition or act has occurred which, with the passage of time or the giving of notice, would result in a default or breach under any Contract or permit termination, modification or acceleration of rights or obligations under any Contract. Except as set forth on
Schedule 2.5(t), no defenses,
offsets or counterclaims have been asserted or, to the knowledge of Seller and Shareholder, may properly be made by any party under any Contract. Seller has not waived any rights under any Contract. Except as set forth on Schedule 2.5, no Contract shall be affected in any manner by the transactions contemplated by this Agreement.

                  Seller is not subject to any pending or, to the knowledge of Seller and Shareholder, threatened termination, non-renewal or premium increase with respect to any insurance policy listed or required to be listed on Schedule 2.5, and Seller is in compliance with all conditions contained in each policy. There are no pending claims against such insurance by Seller as to which insurers are defending under reservation of rights or have denied liability. All claims under such insurance have been properly filed by Seller.

         2.6 Receivables and Payables. Seller's accounts receivable reflected on the most recent Interim Balance Sheet and arising since the date thereof are fully collectible in the ordinary course of business consistent with past practice within one hundred twenty (120) days after billing less, in the case of receivables appearing on such Interim Balance Sheet, the recorded allowance for bad debts shown on the Interim Balance Sheet and less, in the case of receivables arising after the date of the Interim Balance Sheet, the recorded allowance for bad debts shown on the Closing Balance Sheet. Seller's accounts receivable (i) represent valid obligations arising from sales actually made in the ordinary course of business, and (ii) are not subject to valid defenses, set-offs or counterclaims. Schedule 2.6 accurately lists and ages the accounts receivable of the Business as of October 31, 2000. Except as set forth on
Schedule 2.6, the Seller has paid all accounts payable in accordance with their terms. No interest is payable with respect to any portion of accounts payable.

         2.7 Inventory. Except to the extent of any inventory reserve included in the Interim Balance Sheet as of the date thereof and to the extent of any inventory reserve included in the Closing Balance Sheet for inventory as of the date thereof, the raw material and work-in-progress inventory of the Seller is of a quality and quantity useable and saleable in the ordinary course of business within three hundred (300) days and the finished goods inventory of Seller is saleable in the ordinary course of business within one hundred twenty
(120) days. The aggregate cost of the Seller's finished goods inventory is less than 85% of the aggregate selling prices for such inventory. The Seller does not have any damaged, defective or off-specification inventory, or any finished goods inventory of a particular product for which there have been no sales in the last nine (9) months.

         2.8 Intellectual Property. Schedule 1.1(f) accurately lists all registered trademarks, trade names, copyrights, inventions and patents included within the Intellectual Property, indicating whether each item is owned or licensed and the owner of such Intellectual Property. The Intellectual Property and the Licenses are all the intellectual property used in, or necessary to conduct, the Business. Subject to the terms and conditions of the Licenses, Seller has full right, title and interest to all of the Intellectual Property free and clear of any liens, claims or encumbrances. Except for the licensor under each License, and with respect to the technology covered thereby, no Shareholder, employee or any third party owns or claims any rights to any Intellectual Property. Seller conducts its Business without conflict or infringement with any Intellectual Property claimed or held by others. Seller and Shareholder represent and warrant to Buyer as follows:

                  (a) Seller's agreements with Sugita Wire Manufacturing Co., Ltd. ("Sugita") consist solely of (1) that certain License and Technical Assistance Agreement by and between Sugita and Seller, effective 14 October 1994; (2) that certain Amendment Agreement to License and Technical Assistance Agreement dated 14 October 1994, which Amendment Agreement became effective on 29 April 1996; (3) that certain Amendment Agreement to License and Technical Assistance Agreement dated 14 October 1994, which Amendment Agreement became effective on 4 March 1997; and (4) that certain Amendment Agreement to License and Technical Assistance Agreement dated 14 October 1994, which Amendment Agreement became effective on 17 July 1998 (collectively, the "Sugita Agreements");

                  (b) The Sugita Agreements constitute the entire and only agreement between Sugita and Seller relating to the subject matter of the Sugita Agreements, and supersede and cancel all other agreements, memoranda, negotiations, commitments, and representations in respect thereto, and have not been released, discharged, abandoned, changed or modified in any manner;

                  (c) The Sugita Agreements are in full force and effect and neither Sugita nor Seller have defaulted or committed a breach of the Sugita Agreements, except that Seller has failed to pay Sugita prepetition royalties in the amount of $6,572.49, which shall be paid by Seller at Closing and the royalties set forth in subparagraph (d)(ii) below;

                  (d) All royalties payable under the Sugita Agreements by Seller to Sugita have been paid in full, except for (i) prepetition royalties in the amount of $6,572.49, which shall be paid by Seller at Closing ; and (ii) royalties due, if any, for the period commencing on January 1, 2000 and ending on the Closing Date, which amounts shall be paid in full by Seller.

         2.9 Real Property. Schedule 1.1(d) accurately describes all Real Property (including improvements) owned, leased or used by Seller and indicates whether such property is owned or leased (and, if leased, the owner of such property). All title policies and surveys held by Seller concerning such Real Property are attached to Schedule 1.1(d). The use of, and all improvements located on, the Real Property complies with all applicable zoning and similar requirements. No improvement on the Real Property encroaches on any boundary or easement, violates any set-back requirement, or is located on a flood plain. Except as set forth on Schedule 2.9, there are no leases, subleases or other agreements granting to any party, other than Seller, the right of use or occupancy of any portion of the Real Property, and there are no outstanding options or rights of first refusal to purchase or lease any Real Property. The five parcels comprising the Real Property are contiguous. When the Real Property is conveyed at Closing, Buyer will acquire and own all of the real property necessary to conduct the Business as it is currently being conducted.

         2.10 Title to and Condition of Assets. Upon Closing, except as set forth on Schedule 2.10 or the Financial Statements, and with respect to liens reflected on the Closing Balance

Sheet, Buyer will have good title to the Assets clear of all security interests, claims, encumbrances, easements, rights-of-way, restrictions and other interests ("Encumbrances"). Upon closing, Buyer will have good title to the Assets and be in possession of all property and other assets necessary to conduct the Business as previously conducted. Except as set forth on Schedule 2.10, all Tangible Personal Property is in good and safe operating condition and repair, ordinary wear and tear excepted. Schedule 1.1(c) accurately describes all Tangible Personal Property owned or used by Seller in connection with the Business and
Schedule 1.1(j) accurately describes all Leased Personal Property leased by Seller in connection with the Business. Except as set forth on Schedule 2.10, no Tangible Personal Property or Inventories are located at any place other than the real property described on Schedule 1.1(d).

         2.11 Customers and Suppliers. Schedule 2.11 accurately lists the twenty (20) largest customers of, and suppliers to, the Business (based on dollar volume) to whom sales or from whom purchases have been made at any time during 1999 and 2000, together with aggregate sales by customer and aggregate purchases by supplier during such periods. To the knowledge of Seller or Shareholder, none of the customers or suppliers of the Business intends or has threatened to cease or materially decrease their business with the Business after the Closing Date. Neither the Seller nor the Shareholder is aware of any reason why any customer or supplier may be unable or unwilling to continue its relationship with the Business. Without limiting the foregoing, since September 1, 2000 neither Seller nor Shareholder is aware of any loss of or decrement in business from any customer, or of any customer transferring any of its business to any competitor of the Business. Neither Shareholder, Seller, nor, to the knowledge of Seller, Shareholder, any director or employee of the Seller (or any relative of such person) has any direct or indirect interest in any competitor, supplier, customer, lessee, lessor, or personal property, or in any other person with whom the Business does business. Since January 1, 2000, the Seller has not entered into: (i) any unfilled purchase orders or purchase commitments which are in excess of the normal requirements of the Business, which are excessive as to price or which require that payment be made therefor regardless of whether or not delivery is ever made or tendered of the items which are the subject of the purchase order or commitment; (ii) any unfilled sales orders or sales commitments other than in the ordinary course of business and other than at normal and competitive prices; or (iii) except as set forth on Schedule 2.11, any consignment contracts with respect to the Business either as a buyer or seller, which consignment contracts are still in effect.

         2.12 Employees. Schedule 2.12A sets forth the name, position and current annual compensation of all current employees of the Business, together with the date and amount of the last compensation increase for each such person. Except as set forth on Schedule 2.12A, all of Seller's employees are employees at will. Except as set forth on Schedule 2.12A, no employee of the Business has given notice of intent to terminate employment if the transactions contemplated by this Agreement are completed. Except as set forth on Schedule 2.12A, no employee of the Business is absent from work on short or long-term disability leave or leave under the Family and Medical Leave Act of 1993 or has notified the Seller of his or her intent to take such leave. There have been no actual or, to the knowledge of Seller and Shareholder, threatened labor disputes or work stoppages within the last three years, and none are expected. No employee of the Business is represented by a union and, to the knowledge of Seller and Shareholder, no union organizing activities have taken or are taking place.

                  Schedule 2.12B sets forth the worker's compensation loss experience for the Business since January 1, 2000. The Seller has previously delivered to Buyer all reports and filings made or filed by the Seller pursuant to the Occupational Safety and Health Act and similar state and local laws, regulations and orders since January 1, 1998.

         2.13 Employee Benefit Plans. Schedule 2.13 briefly describes all health and dental insurance, life insurance, compensation, bonus, profit sharing, pension, retirement, vacation pay, disability, severance and other employee benefit plans and programs maintained by Seller, or formerly maintained by Seller or any predecessor or former affiliate of Seller if Seller has or may have any current or future liability thereunder ("Benefit Plans"). As respects all Benefit Plans, except as set forth on Schedule 2.13: (a) there are no funding deficiencies (determined on a plan termination basis); (b) no Reportable Event, as defined by the Employee Retirement Income Security Act ("ERISA"), has occurred during the last two years; (c) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA); (d) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (e) no termination or partial termination of any Benefit Plan or participation in any Benefit Plan has occurred within the last five years; (f) no disabled current or former employee claims or receives or is entitled to receive disability, pension, health, welfare or life insurance benefits from Seller; and (g) all Benefit Plans may be terminated or modified by Seller in its discretion without penalty or premium. The Seller's liabilities with respect to Benefit Plans are reflected in and have been accrued for in the Financial Statements in accordance with GAAP.

         2.14 Employee Funds. Seller has no funds accounts pertaining to any employees of Seller, including, without limitation, unemployment and workers' compensation funds.

         2.15 Compliance With Laws. Except as set forth on Schedule 2.15, Seller has at all times complied in all material respects and is in compliance in all material respects with all applicable laws, rules, regulations and ordinances affecting the Assets or the Business. Seller has not violated, and is not in default with respect to, any judgment, order, injunction, settlement agreement or decree of, or any permit, license or other authority from, any court, agency or instrumentality.

         2.16 Authorization; Binding Effect; No Conflict. The execution and delivery of this Agreement and all other agreements, certificates and other documents contemplated hereby have been duly authorized by the Seller and the board of directors of Shareholder. This Agreement constitutes, and all other agreements, certificates and other documents to be executed and delivered by the Seller and Shareholder will constitute, the legal, valid and binding obligation of Seller and Shareholder, as the case may be, enforceable against such persons in accordance with their terms subject to court approval in connection with the Bankruptcy Proceedings. Except as set forth on Schedule 2.16, for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and for approval from the U.S. Bankruptcy Court, Eastern District of Missouri pursuant to the Bankruptcy Proceedings, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) require any consent, authorization, approval or other action of any person, entity or government authority; (b) violate or constitute a default under the Articles of Incorporation or Bylaws of the Seller; (c) violate or constitute a breach or default under any contract, agreement, commitment, note, indenture, mortgage, deed of trust, license or permit; or (d) result in the creation or imposition of any lien, charge or encumbrance upon the Assets or cause the acceleration of any indebtedness of the Seller.

         2.17 Litigation. Except for claims filed in connection with the Bankruptcy Proceedings and as set forth in Schedule 2.17, there are no suits, arbitrations, or legal, administrative or other proceedings or audits, inquiries or investigations pending or, the knowledge of Seller, threatened against Seller, the Business or the Assets. Other than orders and decrees issued in the Bankruptcy Proceedings, the Seller is not subject to any judgment, order, injunction or decree.

         2.18 Books and Records. The minute books of the Seller contain accurate records of all meetings of, and corporate action taken by, the shareholders and Board of Directors of the Seller. The stock record books of the Seller, all of which have been made available to Buyer, are accurate and complete. At closing, the Seller will retain possession of all of these books and records.

         2.19     Environmental Matters. Except as described on Schedule 2.19A,
(i) no hazardous or toxic substance, waste, pollutant or contaminant, petroleum product or any other substance regulated under any environmental law, statute, regulation, order, policy, guideline, permit or other similar legal requirement ("Environmental Law") is present on, in, under or about any real property owned, managed, controlled, occupied, leased or otherwise used (collectively "Controlled") by the Seller or any of its known predecessors (except for such quantities as are used in the ordinary course of business and stored in appropriate containers in compliance with all Environmental Laws) and (ii) the Seller has at all times complied and is in compliance with all Environmental Laws. Except as described on Schedule 2.19A, the Seller has no liability for cleanup, remediation, removal or abatement of (i) any facility or property to which any waste or by-product has been sent, directly or indirectly, for treatment, storage, disposal or recycling, or (ii) any property now or previously Controlled by the Seller or any predecessor.

                  Except as disclosed on Schedule 2.19B, (i) other than environmental assessments conducted on behalf of Buyer, for the past 10 years no environmental audit, evaluation, assessment, study or test of any property or business operation of the Seller is being or has been conducted by or on behalf of the Seller, and (ii) no notice pursuant to any Environmental Law (including alleged violations) has been received by the Seller and no order, ruling, writ, injunction or legal proceeding pursuant to any Environmental Law or relating to the use, maintenance or operation of the property of the Seller is in progress, or to its knowledge, threatened.

         Schedule 2.19C contains a list of all permits and other authorizations held by the Seller under any Environmental Law. No Environmental Law imposes standards or requirements which, to the Seller's or Shareholder's knowledge, will require the Seller to make capital expenditures in excess of $50,000 to comply with such standards or requirements. During the past three years, the Seller has not paid any civil or criminal fines, penalties, judgments or other amounts relating to alleged failure to comply with Environmental Laws or received any claim by a third party relating to environmental damage to property.

         2.20 Product Liability. Schedule 2.20 sets forth the product liability loss experience, by each claim and claim amount, for the Business since January 1, 1997. Other than as described on such Schedule, since January 1, 1997, there has been no claim, notice of claim, demand, investigation or other indication received by Seller concerning potential or alleged product liability. Since January 1, 1998, neither the Seller nor the Shareholder is aware, nor has any customer complained in writing, of any product quality, design, engineering or safety issue concerning product liability issues relating to any product manufactured, distributed or sold by Seller. All products sold by the Business have complied with all governmental requirements, governmental specifications and other forms of governmental guidance, and, to Seller's knowledge, all products sold by the Business have complied with all trade association and other mandatory and voluntary requirements, specifications and other forms of guidance. There is no defect in design, materials, manufacture or otherwise in any goods manufactured, constructed, assembled, packaged, distributed or sold by the Business or defect in services rendered by the Business which could give rise to a claim against Buyer or the Business after the Closing.

         2.21 Capital Expenditures. Schedule 2.21 accurately describes the capital improvements and expenditures presently being conducted or contemplated by Seller.

         2.22 Affiliates. Seller has no affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), other than Shareholder, Laclede Chain Manufacturing Company and except as disclosed in the filings of Shareholder under the Securities Exchange Act of 1934, as amended.

         2.23 Arms-Length Transactions. All sales, purchases and administrative services between the Seller and Shareholder or any affiliate of Shareholder are described in Schedule 2.23. Except as set forth on Schedule 2.23, all such transactions have been conducted at arms length.

         2.24 Stand-Alone Operations. Except for the items and services set forth in Schedule 2.24A, Seller operates the Business, and the Assets are sufficient for Buyer to continue operating the Business, as a self-supporting, stand-alone business without use of assets or services of the Shareholder or its Affiliates. Any items or services identified in Schedule 2.24B shall continue to be provided to the Business for the benefit of Buyer in accordance with the Transition Services Agreement in the form of Exhibit 2.24, to be executed by Buyer and such parties on or before Closing.

         2.25 Disclosure. To the knowledge of Seller and Shareholder, no representation or warranty by the Seller or the Shareholders in this Agreement, nor any document, certificate or schedule furnished at the execution of this Agreement or to be furnished in connection with the Closing, contains or will contain any untrue statement of fact or omits or will omit a fact necessary to make the statements contained therein not misleading.

         2.26 Business with Nucor Corporation. Seller has obtained verbal firm commitments from Nucor Corporation for Seller to pickle wire rod for Nucor Corporation that will provide a direct pre-tax contribution to the net income of the Business of at least $500,000.00 per year.

                    3. BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Seller, on the date hereof and as of the Closing Date, as follows:

         3.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Missouri. Buyer has all necessary corporate powers to (i) enter into this Agreement and all other agreements, certificates and other documents to be executed and delivered by Buyer under this Agreement, and (ii) perform its obligations under such agreements, certificates and other documents.

         3.2 Authorization; Binding Effect; No Conflict With Other Instruments. The execution and delivery of this Agreement and all other agreements, certificates and other documents contemplated hereby has been duly authorized by Buyer and by Buyer's Board of Directors. This Agreement constitutes, and all other agreements, certificates and other documents to be executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their terms. Except for compliance with the HSR Act and the approval of the U.S. Bankruptcy Court, Eastern District of Missouri in accordance with the Bankruptcy Proceedings, the consummation by Buyer of the transactions contemplated hereby will not (i) require any consent, authorization or approval of any person, entity or government authority, or (ii) violate or constitute a default under the Restated Articles of Incorporation or Bylaws of Buyer, or any note, indenture, mortgage, deed of trust or other contract, agreement or commitment of Buyer which would result in Buyer being unable to perform its obligations hereunder.

                                  4. COVENANTS

         Seller and Shareholder, jointly and severally, covenant to Buyer:

         4.1 Full Access. From the date hereof until the Closing, upon reasonable notice, Buyer and its representatives shall be afforded reasonable access during normal business hours to all Assets, personnel, facilities, properties, accounts, books, records, information, contracts and documents of or relating to the Business. Seller shall furnish to Buyer and its representatives all information concerning the Business and the Assets that Buyer may reasonably request.

         4.2 Conduct of the Business. Except as described on Schedule 4.2 and with the prior written consent of Buyer, Seller shall from the date hereof until the Closing: (a) conduct the Business only in the ordinary and usual course and in substantially the same manner as previously conducted, (b) continue normal maintenance of the Assets in substantially the same manner as previously maintained, (c) not make any contract or commitment for capital expenditures in excess in the aggregate of $25,000, (d) not sell, mortgage, alienate or dispose of any Assets except inventory in the ordinary course of business, (e) not lend or agree to lend any funds, (f) not increase salaries or wages, declare bonuses, increase benefits, or institute any new benefit plan or program except for previously scheduled increases, in the ordinary course of business and for "stay" bonuses approved in connection with the Bankruptcy Proceedings, (g) comply in all respects with all laws applicable to the Business, (h) not amend or in any way modify any Contract identified or required to be identified on Schedule 2.5, (i) not enter into any transaction, contract or commitment in the ordinary course of business which obligates it to pay a sum greater than $10,000 in any one instance or $25,000 in the aggregate to any one person, or obligates it for a period ending after the date of this Agreement (except for purchases from suppliers in the ordinary course of business which are consistent with past practice), (j) not introduce any material change with respect to the operation of the Business, including any method, principle or practice of accounting, and (k) promptly notify Buyer of any event or condition which would or may cause any condition precedent in Article 5 or 6 hereof not to be fulfilled.

         4.3 Preservation of Business and Relationships. From the date hereof until the Closing, Seller shall use commercially reasonable efforts to preserve its business organizations intact, to keep available to Buyer the present officers and employees engaged in the Business and to preserve the Business's present relationship with suppliers, customers and others having business relationships with them.

         4.4 Exclusivity. Neither Seller nor Shareholder will directly or indirectly solicit, initiate or encourage the submission of a proposal, or participate in any discussions or negotiations, or provide any information regarding a Prohibited Disposition with or to any person other than Buyer and its representatives. A "Prohibited Disposition" means any disposition of any Assets or the Business (other than in the ordinary course of business) or any change in control of Seller, the Assets or the Business. Seller will immediately notify Buyer if any person makes an offer or inquiry in writing relating to a possible Prohibited Disposition.

         4.5 Actions to Effect the Transaction. At or prior to Closing, the Seller and the Shareholder will take all actions necessary to approve and effect the transactions contemplated hereby, including without limitation (i) calling a meeting of the shareholders of Seller to approve the transactions contemplated hereby within ten (10) days after the date of this Agreement (and at such meeting Shareholder agrees to vote for the approval of the transactions contemplated by this Agreement), (ii) taking all actions necessary or appropriate to satisfy all conditions precedent and to enable them to deliver at Closing the agreements and documents contemplated by Section 7.2, and (iii) executing and filing such documents and certificates as may be necessary or appropriate.

         4.6 Title Insurance. Buyer shall purchase, and each party shall pay one-half (1/2) the premium and search costs for, title insurance with a company reasonably satisfactory to Buyer for the real property listed on
Schedule 1.1(d) as designated by Buyer.

         4.7 Consents. If obtaining any consents, permit transfers or other actions by the Seller is necessary in Buyer's reasonable opinion to facilitate any objective as respects the

Business or its future operations after Closing, Seller shall use reasonable efforts to obtain any such consents, permit transfers or other actions; provided, however, that Seller shall have no obligation to provide consideration to any third party in order to obtain such consents, permit transfers or other actions. If any such consent is not obtained or if, in Buyer's reasonable opinion, any attempted assignment would be ineffective or would impair Buyer's rights under the Asset in question, then Buyer may, in addition to any other remedies available at law or in equity, require Seller to act after Closing as Buyer's agent to obtain for Buyer the maximum benefit permitted by law and the Asset. Seller shall cooperate with Buyer in any arrangement designed to provide such benefits.

         4.8 Sales, Use and Transfer Taxes. The parties agree that pursuant to Section 1146 of the Bankruptcy Code, the transactions contemplated by this Agreement shall be exempt from any sales, use, transfer and documentary taxes; if, however, any such taxes are imposed, the parties agree to each pay one-half (1/2) of the amount of such taxes.

         4.9 Affiliate Transactions. Upon Buyer's request, Seller will terminate or otherwise resolve, in a manner satisfactory to Buyer, all agreements and relationships between the Seller, on one hand, and the Shareholder, or any affiliate of the foregoing, on the other hand.

         4.10 Noncompetition and Confidentiality. For five years after the Closing Date, neither Seller nor the Shareholder will directly or indirectly (through a subsidiary, affiliate or otherwise) in any part of the Territory: (i) engage in any activity competitive with the Company, (ii) design, develop, manufacture, assemble, process, distribute, market or sell any Covered Products,
(iii) solicit orders from or seek or propose to do business with any customer or supplier of the Company relating to Covered Products, or (iv) influence or attempt to influence any employee of the Company that is hired by Buyer in connection with the consummation of the transactions contemplated under this Agreement to terminate their employment with Buyer or any affiliate of Buyer. Notwithstanding the foregoing, Laclede Chain may manufacture any product for its own consumption and may manufacture and sell low carbon hard drawn wire of the type sold by Laclede Chain in the two (2) years prior to the date of this Agreement up to a maximum of one thousand (1,000) tons of low carbon hard drawn wire per year to third parties. Notwithstanding subsection (iv) above, any employee of Buyer who terminates his employment with Buyer without influence from Seller may be offered employment by Seller or Shareholder after ninety (90) days following the Closing.

                  The Seller and the Shareholder agree not to disclose any Confidential Information to any person or use any Confidential Information in any manner. "Confidential Information" means all information, belonging or relating to the Company which is not generally known to the public, including without limitation business or trade secrets, price lists, methods, formulas, know-how, customer lists, manufacturing processes, products costs, marketing plans, research and development and financial information.

                  The term "Territory" means all of the United States, Canada, Mexico and all other parts of the world to which the Company has sold any Covered Products within the 12 months preceding the date hereof. "Covered Products" means all products manufactured by the

Company, including, but not limited to, high carbon hard drawn wire, carbon oil tempered wire and alloy oil tempered wire.

                  All of Buyer's subsidiaries and affiliates are third party beneficiaries of this Section. Buyer and its affiliates shall be entitled to injunctive relief for the violation of any covenant of this Section and shall have all other rights and remedies allowed in law or equity to prevent further violations. They may also seek damages resulting from any violation. The Shareholder has reviewed the scope, duration and geographical scope of the covenants made in this Section and agree that they are reasonable and necessary to protect Buyer and its affiliates. However, the parties agree that if this
Section is found to be unenforceable due to restrictions unreasonable in scope, duration or geographical area, then the appropriate court may reform this Section so that the restrictions in it are reasonable and enforceable.

         4.11 Casualty or Condemnation. If, after the date hereof but prior to the Closing, any portion of the Assets is damaged, destroyed or lost by fire or other casualty (a "Casualty") with a fair market value in excess of $100,000.00, or if condemnation or eminent domain proceedings are proposed, threatened or commenced against any portion of the Assets (a "Proceeding") with a fair market value in excess of $100,000.00, Seller will promptly notify Buyer of such event. Buyer may elect to terminate its obligations under this Agreement by notice to Seller within ten business days after Buyer receives such notice from Seller, o elect to close the purchase and sale contemplated herein, in which case the Seller is to receive any and all insurance or condemnation proceeds or awards (collectively the "Proceeds") payable as the result of such Casualty or Proceeding (including any such Proceeds paid to or for the account of the Seller or any Affiliate of Seller prior to the Closing Date), but only to the extent such Proceeds shall then constitute Assets for the purpose of the Closing Balance Sheet. If Buyer elects to terminate such obligations, neither party has any further obligation under this Agreement.

                 5. CONDITIONS PRECEDENT TO PERFORMANCE OF BUYER

         The obligations of Buyer are subject to the satisfaction (except to the extent waived in writing by Buyer) before the Closing of all the following conditions:

         5.1 No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations, cash flows, assets, liabilities, business or prospects of the Business from the Interim Balance Sheet Date through the Closing.

         5.2 Opinion of Counsel; Officer Certificates. Buyer shall have received from counsel for Seller an opinion dated the Closing Date, in the form set forth on Exhibit 5.2. Buyer shall also have received certificates executed by the officers and management employees specified in Section 8.5 stating that they have read this Agreement and all schedules hereto and that all of the representations and warranties of Seller and Shareholder are true and correct in all material respects as of the Closing Date.

         5.3 Third Party Action. No action, proceeding, investigation, inquiry or objection relating to the transactions contemplated hereby shall have been instituted, threatened or, in Buyer's reasonable opinion, be imminent.

         5.4 Affiliate Debt. The Seller shall have collected all indebtedness (other than travel advances and other similar loans made to employees in the ordinary course of business) owed (whether or not due) to it from officers, directors and employees.

         5.5      Due Diligence.  Intentionally Deleted.

         5.6 Consents. All consents set forth on Schedule 5.6, which the parties have agreed are necessary to the consummation of the transactions contemplated hereby, shall have been obtained.

         5.7      Schedules.  Intentionally Deleted.

         5.8 License Agreement with Sugita/Royalty Payments. At Closing, Seller and Shareholder shall pay to Sugita pre-petition royalty payment arrearages in the amount of $6,572.49. In addition, if Closing occurs before December 31, 2000, Seller and Shareholder shall pay to Sugita its share of royalty payments for the year 2000 through the Closing Date. If Closing occurs after January 1, 2001, Seller and Shareholder shall pay to Sugita amounts owing for royalty payments for the entire year 2000, and for its share of royalty payment amounts owing for the year 2001 through the Closing Date. Furthermore, Seller and Shareholder shall complete the royalty payment report required under
Article 5.1.2 of the License and Technical Assistance Agreement dated October 14, 1994 between Sugita and Seller, as amended, for the period January 1, 2000 through June 30, 2000. Buyer shall complete such report for the period July 1, 2000 through December 31, 2000.

         5.9 Survey. Buyer shall have received and approved the survey on the Real Property, and said survey shall disclose (i) that the five parcels comprising the Real Property are contiguous, (ii) that there are no gaps or gores contained within the Real Property, (iii) that there are no unrecorded easements, discrepancies or conflicts in boundary lines, shortages in area, or encroachments (other than the drainage tile owned by Western Rubber Company which encroaches onto Tract I of the Real Property), and (iv) no other item which would constitute a breach of Section 2.9 of this Agreement.

                  6. MUTUAL CONDITIONS PRECEDENT TO PERFORMANCE

         The obligations of each party hereunder are subject to the satisfaction on or before the Closing of each of the following conditions:

         6.1 Representations, Warranties & Covenants. All representations and warranties by each party contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date. Each party shall have performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants and conditions of this Agreement. Notwithstanding the foregoing, no party may claim its own breach as the failure of a condition precedent.

         6.2 Approval of Documentation. The form and substance of all certificates, instruments and other documents delivered or deliverable under this Agreement shall be satisfactory in all reasonable respects to counsel for each party.

         6.3 Bankruptcy Court Approval. A final, non-appealable order in substantially the form of Exhibit 6.3, approving this sale pursuant to Section 363 of the Bankruptcy Code, shall have been entered in the Bankruptcy Proceedings.

                                   7. CLOSING

         7.1 Closing Date and Place. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practical following satisfaction of the conditions precedent in Articles 5 and 6 hereof. The day of Closing is called the "Closing Date." The Closing shall be held at the offices of Lewis, Rice & Fingersh, L.C., 500 North Broadway,
Suite 2000, St. Louis, Missouri 63102. The Closing shall not be deemed to have occurred until all actions necessary to complete the Closing have occurred.

                  This Agreement may be terminated by either Buyer or the Seller if the Closing has not occurred (other than through the failure of any such party to comply with its obligations under this Agreement) by December 31, 2000; provided, however, that if due to circumstances beyond the control of Buyer, the parties are unable to close by December 31, 2000, then Buyer shall have an additional reasonable period of time necessary to resolve the circumstances delaying the closure and to close, but in no event shall the date of Closing be extended beyond February 28, 2001. In the event of termination, this Agreement shall become void and there shall be no further liability or obligations among the parties except to the extent such termination results from the breach by a party of any of its representations and warranties or the non-fulfillment or non-performance of the covenants or agreements set forth in this Agreement which have not been waived. Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated by Seller, other than due to an uncured breach by Buyer of this Agreement, and prior to ninety (90) days after the date of this Agreement, Seller or Shareholder shall solicit, negotiate with, discuss with, meet with or provide any information, or attempt to do the same, to any person other than Buyer who are or may be interested in acquiring all or any part of the capital stock or assets of Seller, then Seller shall immediately thereafter reimburse Buyer for all of its out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses incurred in order to comply with the HSR Act, plus $750,000.00.

         7.2 Seller's and Shareholder's Closing Obligations. Seller and Shareholder, subject to the satisfaction of all conditions precedent to Seller's obligations and the simultaneous delivery by Buyer of all items required under
Section 7.3, shall deliver to Buyer at Closing: (a) a duly executed bill of sale in the form of Exhibit 7.2A and other documents or instruments of conveyance, transfer or assignment as are necessary or appropriate to vest or confirm in Buyer all right, title and interest in and to all of the Assets; (b) corporate warranty deed in the form of Exhibit 7.2B; (c) an opinion dated the Closing Date, in the form of Exhibit 5.2, from counsel for Seller; (d) certified copies of the resolutions of the directors and shareholders of Seller approving the transactions contemplated by this Agreement; (e) certificates, dated the Closing Date, signed by the officers and management employees specified in Section 8.5 certifying that all representations and warranties contained herein are true and correct in all material respects as of the Closing and that Seller has complied in all material respects with all provisions of this Agreement; and (f) such further certificates, instruments, opinions, and other documents as shall be reasonably requested by Buyer's counsel.

         7.3 Buyer's Closing Obligations. Buyer, subject to the satisfaction of all conditions precedent to Buyer's obligations and the simultaneous delivery by Shareholder and Seller of all items required under
Section 7.2, shall deliver at the Closing: (a) to Seller, the Initial Payment;
(b) to Buyer, the Holdback and Additional Holdback; and (c) all appropriate instruments of assumption and other documents or instruments as shall be necessary to cause Buyer to assume any liabilities to be assumed by Buyer hereunder, executed by Buyer.

                                8. MISCELLANEOUS

         8.1 Employment Obligations. It is the present intention of Buyer that upon the Closing Buyer shall offer employment to the active employees of the Company located in Fremont, Indiana on terms and conditions of employment which are substantially comparable to those enjoyed by employees of Buyer's wire division. Notwithstanding the foregoing, Buyer shall be under no obligation to hire any present employee of Seller. Any obligations to or benefits for employees not hired by Buyer (including COBRA benefits) shall be the sole responsibility of Seller. Buyer shall have no obligation to continue any bonus, compensation, welfare or pension benefit program for any present or former employee of Seller, and accepts no liability with respect to any present or former employee except to the extent any such liability constitutes an Assumed Liability.

                  Except for Assumed Liabilities, Buyer shall have no liability for any debts, liabilities or obligations which accrue prior to or on the Closing Date arising out of, or in connection with, any of the following: (i) any "employee welfare benefits plans" (as defined in Section 3(1) of ERISA) or any "employee pension benefit plans" (as defined in Section 3(2) of ERISA), or any other employee benefit programs or pay practices associated with the Business; (ii) wages, severance benefits, accrued vacations, unpaid sick and holiday pay, and other obligations of like kind; (iii) claims or losses arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), ERISA or the Internal Revenue Code and which are imposed upon, incurred by, or assessed against Buyer or any of its employees in connection with any failure to comply with the provisions of COBRA or ERISA, and which failure occurred with respect to any current or prior employee of Seller or any qualified beneficiary of such employee on or before the Closing Date or as otherwise required as a result of any of the transactions contemplated herein; or (iv) the Health Insurance Portability and Accountability Act of 1996 ("HIPPA"), the Family and Medical Leave Act of 1993, or similar laws, rules or regulations.

         8.2 Governing Law; Situs of Litigation. This Agreement shall be governed by Missouri law. All actions or proceedings arising out of or relating to this Agreement or any other agreement contemplated hereby shall be litigated in courts having situs within the City of St. Louis, Missouri except to the except preempted in connection with the Bankruptcy Proceedings. Seller and Shareholder hereby consent and submit to the jurisdiction of any court located in such county.

         8.3 Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement. Such Exhibits and Schedules need not be physically attached hereto to be valid and binding if they are appropriately identified on their face. Prior to the Closing Date, Seller shall be entitled to update disclosures made on any Schedule hereto from time to time to reflect any matters which have occurred from and after the date of this Agreement, which if existing or known to Seller on the date of this Agreement, would have been required or desired to be described on any Schedule hereto. Seller shall provide notice to Buyer of any such amendment and, if requested by Buyer, Seller shall meet and discuss with Buyer any such material change and amendment. If Buyer objects to any such material amendment or change to a Schedule hereto by Seller, and the parties are unable to resolve any differences regarding such amendment or change prior to Closing, Buyer may terminate this Agreement without liability to Seller.

         8.4 Entire Agreement; Construction. This Agreement (including all agreements and other documents referenced herein) constitutes the entire agreement among the parties and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof (including any letter of intent). To the extent that this Agreement provides a remedy for a breach hereunder, such remedy shall be the parties' sole remedy with respect to such breach, however, the parties shall otherwise have all remedies available at law or in equity with regard to any breach or non-performance hereunder.

                  This Agreement may not be amended except by a writing signed by each party hereto. The parties agree that all parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby and that neither this Agreement nor any of the agreements contemplated hereby shall be construed against any party by virtue of the fact that any party prepared or drafted such agreements.

         8.5 Survival; Knowledge. All representations and warranties of the Shareholder, Seller and Buyer contained herein shall survive the Closing and shall remain in full force and effect for twenty four (24) months after the Closing Date unless a claim with respect thereto shall have been made pursuant to Section 8.6 prior to such date against the party responsible for indemnification hereunder; provided that the foregoing shall not apply to (i) representations and warranties under Section 2.1, the first sentence of Section 2.10, 2.19 and 2.25, which shall survive without limitation hereunder and (ii) representations and warranties under Sections 2.4, 2.17 and 2.20, which shall survive until six (6) months after the applicable statute of limitations with respect to such matter. Whenever in this Agreement Seller or Shareholder represents or warrants that a statement is made to its "knowledge", or that Seller or Shareholder is or is not "aware" of a fact or circumstance, or words of similar import are used, such statements shall refer to the actual knowledge, after due inquiry to the extent reasonable after taking into account the position and responsibilities of the applicable person, of the following executive officers and management employees of Seller and Shareholder: Michael Lane, Ralph Cassell, Jim Justus, David Kendrick, John Meyer, and Jim Claes.

         8.6 Indemnification. Regardless of any pre-closing investigation, examination or knowledge, Shareholder and the Seller hereby jointly and severally hold harmless and indemnify Buyer and its affiliates from and against any loss, liability, damage or expense (collectively "Damages") arising directly or indirectly in connection with (i) any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant or other obligation of Seller or Shareholder in this Agreement (without regard to any materiality exception contained therein); (ii) any error or omission in any exhibit, schedule, certificate or document attached to or to be delivered by or on behalf of Seller pursuant to the terms of this Agreement; (iii) any claim or obligation of Seller to any party not being expressly assumed by Buyer which is asserted against Buyer; or (iv) any claim or obligation arising out of the actions or inactions of Seller.

          Notwithstanding the foregoing paragraph, the Buyer and its affiliates shall not be entitled to recover Damages for breaches or violations of representations or warranties under Article II or Section 8.6(i) above,

          (A) unless such Damages exceed $200,000 in the aggregate, in which case Buyer shall be entitled to be indemnified for the full amount of Damages (i.e. back to the "first dollar") up to the Maximum Amount; or

          (B) to the extent such Damages exceed $24,500,000 (the "Maximum Amount").

          Buyer hereby holds harmless and indemnifies Shareholder, Seller and their affiliates from and against any Damages arising directly or indirectly in connection with any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, or other obligation of Buyer in this Agreement.

          Notwithstanding the foregoing paragraph, the Seller, Shareholder and their affiliates shall not be entitled to recover Damages for breaches or violations of representations or warranties under Article III,

          (A) unless such Damages exceed $200,000 in the aggregate, in which case Seller and Shareholder shall be entitled to be indemnified for the full amount of Damages (i.e. back to the "first dollar") up to the Maximum Amount; or

          (B) to the extent such Damages exceed $24,500,000 (the "Maximum Amount").

    For purposes of this Section, "Damages" shall (i) be computed considering the present value of net Tax benefits or detriments to the indemnified person arising from the indemnified matter and (ii) not include or be recoverable by any person to the extent insurance proceeds have been recovered with respect to the indemnified matter.

         Promptly after any indemnified party has received notice of or has knowledge of any claim for indemnification hereunder, or the commencement of any controversy by a person not a party to this Agreement ("Third Person"), the indemnified party shall give the indemnifying party written notice of such claim or the commencement of such controversy; provided, however, that failure to give such notice shall not preclude a party from seeking indemnification unless such failure is materially prejudicial to the indemnifying party's ability to adequately defend such claim or controversy. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The indemnifying party has the right to defend and settle, at its own expense and by its own counsel, any claim by a Third Person so long as the indemnifying party diligently pursues the same in good faith. If the indemnifying party undertakes to defend or settle, it must promptly notify the indemnified party of its intention to do so, and the indemnified party must cooperate with the indemnifying party and its counsel in the defense thereof and in any settlement thereof. Such cooperation includes furnishing the indemnifying party with any books, records or information reasonably requested by the indemnifying party that are in the indemnified party's possession or control. The indemnified party has the right to participate in such matter through counsel of its own choosing and at its own expense. If the indemnifying party does not undertake to defend such matter to which the indemnified party is entitled to indemnification hereunder, or fails diligently to pursue such defense in good faith, the indemnified party may undertake such defense through counsel of its choice, at the cost and expense of the indemnifying party, and the indemnified party may settle such matter on a commercially reasonable basis under the circumstances, and the indemnifying party must reimburse the indemnified party for the amount paid in such settlement and any other liabilities or expenses incurred by the indemnified party in connection therewith. All settlements effected hereunder must effect a complete release of the indemnified party with respect to the Third Person claim unless the indemnified party otherwise agrees in writing.

         Any valid claim for Damages from Buyer shall first be deducted from the Additional Holdback. To the extent the Additional Holdback is insufficient to satisfy valid claims under this Section 8.6, Seller shall pay to Buyer the amount of such claims up to the Maximum Amount within ten (10) business days after a final determination of or agreement with respect to the validity of such claims. Twelve (12) months following the Closing Date, Buyer shall promptly pay to Seller any amounts of the Additional Holdback not subject to claims for Damages. If any claim theretofore asserted pursuant to this Section shall have not been finally determined to be without merit or the amount of such claim shall not have been finally determined, a reasonable reserve for such claim shall be retained until such claim(s) shall have been paid or finally determined to be without merit, whereupon any remaining Additional Holdback shall be distributed to the Seller.

         8.7 Collection of Accounts Receivable. On the Closing Date, Shareholder shall deliver to Buyer a schedule of Receivables existing as of the close of business on the Closing Date (the "Closing Receivables Schedule"). Following the Closing, Buyer shall use reasonable business efforts in collecting Receivables consistent with Buyer's normal practices. Buyer shall promptly notify Seller, in writing, of any disputed or past due Receivables. If any Receivable included on the Closing Receivables Schedule is not collected by Buyer within one hundred twenty (120) days after the Closing Date and the aggregate amount of such Receivables exceeds the allowance for bad debts shown on the Closing Balance Sheet, Buyer may elect, within thirty (30) days after the expiration of such one hundred twenty (120) day period, to assign all right, title and interest to such Receivables to Seller, in which case Buyer may offset the face value of such Receivables (less the allowance for bad debts shown on the Closing Balance Sheet) against the Additional Holdback reduced by any payments made with respect thereto. To the extent the Additional Holdback is insufficient to satisfy valid claims under this Section 8.7, Seller shall pay to Buyer the amount of such claims within ten (10) business days after a final determination of or agreement with respect to the validity of such claims.

         8.8 Substitution of Subsidiary. Buyer may assign and delegate its rights, interests and obligations hereunder to any direct or indirect subsidiary of Buyer upon written notice to Seller at or before the Closing Date. In the event of such assignment and delegation, Buyer will guarantee the performance of all obligations of Buyer hereunder by such subsidiary.

         8.9 Bulk Sales Law. The parties acknowledge and agree that this transaction is not subject to the bulk sales law of the State of Indiana by virtue of the terms of Section 6-103(3)(h) of the Indiana Code.

         8.10 Counterparts; Telecopier. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by telecopier shall be fully binding.

         8.11 Expenses. Buyer shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby, including without limitation the fees and expenses of its attorneys, investment bankers, finders, brokers, accountants and other professionals and the $45,000 filing fee required in connection with the HSR Act. Seller and Shareholder shall pay all costs and expenses incurred or to be incurred by Seller and Shareholder in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby, including without limitation the fees and expenses of its attorneys, investment bankers, finders, brokers, accountants and other professionals.

         8.12 Public Announcements. Except as required by law, the rules of the New York Stock Exchange, or in accordance with the Bankruptcy Proceedings, the parties will make no public announcements of the transactions contemplated hereby prior to or after the Closing without the prior written consent of Buyer.

         8.13 Confidentiality Agreements. Effective as of the Closing, Buyer's obligations under confidentiality and similar agreements (including without limitation Section 13 of the letter of intent dated September 27, 2000, as amended by letter dated October 16, 2000) shall terminate.

         8.14 Notices. Notices hereunder shall be in writing and served by mail, express overnight delivery, telecopier or other electronic transmission. Notices to Buyer shall be addressed to: No. 1 Leggett Road, Carthage, Missouri 64836, Attention: - Mr. Robert A. Wagner, Vice President (Fax 417-358-8449), with a copy to Ernest C. Jett, General Counsel, at the same address (Fax 417-358-8449) and to Lewis, Rice & Fingersh, L.C., 500 North Broadway, Suite 2000, St. Louis, Missouri 63102, Attention: - Joseph J. Trad, Esq. (Fax 314-241-6056). Notices to the Seller and the Shareholder shall be addressed to: Laclede Steel Company, 440 N. Fourth Street, St. Louis, Missouri 63102 Attention: - Michael H. Lane (Fax 314-425-1561), with a copy to Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102-2750, Attention: - Frank P. Wolff, Jr., Esq. (Fax 314-259-2020).

         8.15 Post-Closing Actions. If any consents, further documents or other actions are necessary or desirable in Buyer's reasonable opinion to facilitate any objective as respects the Business or its future operations after Closing, Seller and Shareholder shall use reasonable efforts to obtain any such consents, execute such further documents and take such actions; provided, however, that Seller and Shareholder shall have no obligation to provide consideration to any third party in order to obtain such consents or other actions. In addition, Seller and Shareholder shall execute any such further documents or other instruments necessary or reasonably desirable to complete the conveyance, or to fully vest in Buyer, good and marketable title to the Assets. For a period of one (1) year after the Closing, Buyer shall afford to authorized representatives of Seller and Shareholder, upon five (5) days prior written notice, reasonable access during normal business hours to such records of the Business as the Seller and Shareholder may reasonably require in connection with the operation of the Business prior to the Closing Date including without limitation in connection with the prosecution or defense of any litigation or investigation by any governmental authority. Seller's and Shareholder's access shall not disrupt the business activities of Buyer.

         8.16 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any agreement contemplated hereby shall be settled by arbitration in accordance with the rules of the American Arbitration Association ("AAA") except to the except preempted in connection with the Bankruptcy Proceedings. The place of arbitration shall be St. Louis, Missouri. The AAA shall appoint one arbitrator who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. The arbitrator's decisions shall be final and binding on all parties to the dispute and may be entered in any court having jurisdiction. The arbitrator shall have the power to award costs and expenses of the prevailing party in the dispute.

         8.17 Binding Effect. This Agreement and all other agreements contemplated hereby shall be binding upon the parties' successors and assigns.

         8.18 Fees and Expenses. In the event any party brings suit or institutes arbitration proceedings to construe or enforce the terms hereof, or raises this Agreement as a defense in a suit or arbitration proceeding brought by another party, the prevailing party in such suit or arbitration proceeding is entitled to recover its attorneys fees and expenses.

         8.19 Specific Performance and Injunctive Relief. Seller and Shareholder recognize that, given the unique nature of the Assets being purchased, if Seller fails to perform, observe or discharge any of its obligations under this Agreement, no remedy at law will provide adequate relief to Buyer. Therefore, in addition to any other remedies Buyer may have, Buyer is hereby authorized to demand specific performance of this Agreement, and is entitled to temporary and permanent injunctive relief, in a court of competent jurisdiction at any time when Seller fails to comply with any of the provisions of this Agreement applicable to Seller, subject to Bankruptcy court approval. To the extent permitted by law, Seller hereby irrevocably waives any defense that Seller might have based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance or injunctive relief.

         8.20 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         8.21 Failure or Delay. No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any party in any case entitles such party to any other or further notice or demand in similar or other circumstances.

         8.22 Amendment or Modification. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure therefrom, will in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


LEGGETT & PLATT, INCORPORATED       LACLEDE MID AMERICA, INC.


By:                                 By:
    ---------------------------          -----------------------------

Name:                                   Name:
      -------------------------               ------------------------
Title:                                  Title:
      -------------------------               ------------------------

                                    LACLEDE STEEL COMPANY

                                    By:
                                        ------------------------------

                                        Name:
                                              ------------------------

                                        Title:
                                              ------------------------

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit 1.3              Net Assets as of 9/30/00
Exhibit 2.24             Transition Services Agreement
Exhibit 5.2              Legal Option (Seller's Counsel)
Exhibit 7.2A             Bill of Sale
Exhibit 7.2B             Special Warranty Deed

Schedule 1.1(c)          Tangible Personal Property - Owned
Schedule 1.1(d)          Real Property
Schedule 1.1(f)          Intellectual Property
Schedule 1.1(g)          Permits
Schedule 1.1(h)          Licenses
Schedule 1.1(i)          Purchase Commitments
Schedule 1.1(j)          Equipment Leases
Schedule 1.1(k)          Assumed Contracts
Schedule 1.2             Excluded Assets
Schedule 2.1             Organization
Schedule 2.2A            Unaudited Interim Statements
Schedule 2.2B            Exceptions to Financial Statements
Schedule 2.4             Taxes
Schedule 2.5             Contracts
Schedule 2.6             Receivables and Payables
Schedule 2.9             Real Property
Schedule 2.10            Encumbrances, Condition of Assets, Location of Assets
Schedule 2.11            Customers and Suppliers
Schedule 2.12A           Employee Data
Schedule 2.12B           Worker's Compensation Loss Experience
Schedule 2.13            Employee Benefit Plans
Schedule 2.15            Compliance with Law
Schedule 2.16            Consents
Schedule 2.17            Litigation
Schedule 2.19A           Environmental Conditions
Schedule 2.19B           Environmental Assessments, Audits, Studies and Notices
Schedule 2.19C           Environmental Permits and Authorizations
Schedule 2.20            Product Liability Loss Experience
Schedule 2.21            Capital Expenditures
Schedule 2.23            Related Party Transactions
Schedule 2.24A           Services Performed by Others
Schedule 2.24B           Transition Services
Schedule 4.2             Conduct of the Business
Schedule 5.6             Consents Necessary for Closing

Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.